Exhibit 10.1

March 17, 2009

Cheryl H. Croxton, Vice President

Fannie Mae

1835 Market St., Suite 2300

Phila, PA 19103

RE: Bank United, FSB’s Voluntary Termination of Mortgage Selling and Servicing Contract with Fannie Mae

Dear Ms. Croxton:

By this letter BankUnited, FSB (the “Bank”) voluntarily terminates the Mortgage Selling and Servicing Contract (the “Contract”) between Fannie Mae and the Bank, and the Bank hereby:

1.	Represents that the Bank is not currently under any insolvency or receivership proceedings and is authorized to enter into this agreement.

2.	Acknowledges and agrees that Fannie Mae had valid and sufficient cause to terminate the Contract with cause as of March 12, 2009.

3.	Pursuant to Sections IX A and IX B of the Contract, the Bank hereby gives notice to Fannie Mae that it is terminating, effective immediately, any and all rights to sell to or service loans for Fannie Mae and all rights to any income or funds derived under the Contract, including without limitation, any termination fee, if applicable, and any rights to proceeds of a sale of servicing rights. Fannie Mae accepts this notice and agrees that such termination shall be effective immediately, notwithstanding any other language in the Contract to the contrary. Fannie Mae shall have no obligation at any time to rescind the termination or to reactivate the Bank as a seller and/or servicer of Fannie Mae loans. The Bank further acknowledges and agrees that Fannie Mae has no obligation to purchase any additional loans from the Bank.

4.	Acknowledges and agrees that Fannie Mae now holds all legal right, title, and interest relating to the Fannie Mae servicing portfolio, including, without limitation, the right to any proceeds derived from a sale of the servicing of the Fannie Mae servicing portfolio.

5.

Acknowledges and agrees that the termination does not relieve the Bank of any of its obligations and responsibilities to Fannie Mae that existed prior to this termination, which obligations and responsibilities survive this termination, as provided in Section

X of the Contract. Such continuing obligations include, without limitation, the Bank’s recourse obligations and the Bank’s obligation to repurchase and/or make Fannie Mae whole with respect to mortgage loans that have been sold and serviced in breach of selling or servicing representations and warranties, whether currently known or determined at some time in the future to be in breach of the representations and warranties.

6.	This termination also terminates any Mornet, Mornet Plus, DU and DO contracts, and any other Fannie Mae technology applications you may have.

7.	At your request, we will promptly turnover all funds, files, and records relating to the servicing portfolio and reasonably cooperate in the transfer of servicing to any other Fannie Mae servicer. The transfer of servicing will occur on Wednesday, April 1, 2009.

Sincerely,

By:	/s/ Humberto L. Lopez
Name/Tile:	Humberto L. Lopez, Chief Financial Officer
Date:	March 17, 2009

Fannie Mae hereby accepts the Bank’s voluntary termination on the terms as set forth above:

Fannie Mae

By:	/s/ Cheryl Croxton
Cheryl Croxton, Vice President